Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2022 Second Quarter Results

Oxford, CT – November 12, 2021 – RBC Bearings Incorporated (Nasdaq: ROLL, ROLLP), a leading international manufacturer of highly engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the second quarter of fiscal year 2022.

Key Highlights

●	Second quarter net sales of $160.9 million increased 10.0% over last year and were at the high end of our guidance range of $158.0 million to $162.0 million.
●	Second quarter adjusted gross margin of $63.4 million, 39.4%, was up 8.2% over the same period last year (GAAP gross margin 38.8%).
●	Second quarter year to date adjusted gross margin of $127.2 million, 40.1%, was up 7.7% over the same period last year (GAAP gross margin 39.8%).
●	Third quarter outlook shows net sales of $245.0 million to $255.0 million including two months of Dodge, a growth rate of 68.0% to 74.8%.
●	Cash provided by operating activities was $40.2 million for the second quarter compared to $26.1 million last year.

Second Quarter Financial Highlights

	Fiscal 2022		Fiscal 2021		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$160.9		$146.3		10.0%
Gross margin	$62.5	$63.4	$56.6	$58.6	10.4%	8.2%
Gross margin %	38.8%	39.4%	38.7%	40.0%
Operating income	$27.1	$30.5	$26.4	$29.9	2.9%	2.2%
Operating income %	16.9%	19.0%	18.0%	20.4%
Net income	$6.9	$23.5	$20.4	$23.2	-66.1%	1.3%
Net income available to common stockholders	$6.4	$23.0	$20.4	$23.2	-68.6%	-0.9%
Diluted EPS	$0.25	$0.89	$0.82	$0.93	-69.5%	-4.3%
Diluted EPS - Pre-Offering		$0.92		$0.93		-1.1%

(1)	Results exclude items in reconciliation below.

Six Month Financial Highlights

	Fiscal 2022		Fiscal 2021		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$317.1		$302.8		4.7%
Gross margin	$126.2	$127.2	$116.0	$118.0	8.8%	7.7%
Gross margin %	39.8%	40.1%	38.3%	39.0%
Operating income	$57.8	$61.8	$55.2	$59.8	4.8%	3.4%
Operating income %	18.2%	19.5%	18.2%	19.8%
Net income	$32.9	$49.8	$43.1	$46.8	-23.6%	6.4%
Net income available to common stockholders	$32.4	$49.3	$43.1	$46.8	-24.8%	5.3%
Diluted EPS	$1.27	$1.93	$1.73	$1.88	-26.6%	2.7%
Diluted EPS - Pre-Offering		$1.96		$1.88		4.3%

(1)	Results exclude items in reconciliation below.

“We are pleased with our second quarter results which demonstrated exceptional growth in our industrial markets and strong order flow for our aerospace and defense products. We began expanding capacity in the aerospace and defense plants during the period to support this expanded demand,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “As we consider the second half of our fiscal year, we expect robust strength for industrial products and strong and continuing growth in aerospace and defense.”

Second Quarter Results

Net sales for the second quarter of fiscal 2022 were $160.9 million, an increase of 10.0% from $146.3 million in the second quarter of fiscal 2021. Net sales for the industrial markets increased 31.1% while aerospace market net sales declined 4.4%. Gross margin for the second quarter of fiscal 2022 was $62.5 million compared to $56.6 million for the same period last year. On an adjusted basis, gross margin was $63.4 million for the second quarter of fiscal 2022 compared to an adjusted $58.6 million for the same quarter last year.

SG&A for the second quarter of fiscal 2022 was $29.7 million, an increase of $3.7 million from $26.0 million for the same period last year. The increase was primarily due to higher personnel-related costs of $2.4 million, $1.0 million of additional share-based compensation and $0.3 million of other items. As a percentage of net sales, SG&A was 18.4% for the second quarter of fiscal 2022 compared to 17.8% for the same period last year.

Other operating expenses for the second quarter of fiscal 2022 totaled $5.7 million compared to $4.2 million for the same period last year. For the second quarter of fiscal 2022, other operating income consisted primarily of $2.8 million of amortization of intangibles, $1.4 million of acquisition costs, $1.1 million of restructuring costs and related items and $0.4 million of other items. For the second quarter of fiscal 2021, other operating expenses consisted primarily of $1.5 million of restructuring costs and related items, $2.6 million of amortization of intangible assets and $0.1 million of other items.

Operating income for the second quarter of fiscal 2022 was $27.1 million compared to $26.4 million for the same period last year. Excluding $2.0 million of other restructuring charges and related items and $1.4 million of acquisition costs, adjusted operating income for the second quarter of fiscal 2022 was $30.5 million. Excluding other restructuring charges and related items of $3.5 million, adjusted operating income for the second quarter of fiscal 2021 was $29.9 million. Adjusted operating income as a percentage of net sales was 19.0% for the second quarter of fiscal 2022 compared to 20.4% for the same period last year.

Interest expense, net was $15.8 million for the second quarter of fiscal 2022 compared to $0.3 million for the same period last year. During the second quarter of fiscal 2022, the Company incurred approximately $15.5 million in costs associated with the amortization of a bridge financing commitment obtained in support of the Dodge acquisition.

Income tax expense for the second quarter of fiscal 2022 was $4.7 million compared to $5.4 million for the same period last year. The effective income tax rate for the second quarter of fiscal 2022 was 40.5% compared to 20.9% for the same period last year. The fiscal 2022 second quarter income tax expense included $0.1 million of tax benefits from share-based stock compensation offset by the establishment of a $1.9 million valuation allowance for capital loss carryforwards we don’t expect to recognize and $0.1 million of other items. Income tax expense for the second quarter of fiscal 2021 included $0.4 million of tax benefits from share-based stock compensation.

Net income for the second quarter of fiscal 2022 was $6.9 million compared to $20.4 million for the same period last year. On an adjusted basis, net income was $23.5 million for the second quarter of fiscal 2022 compared to $23.2 million for the same period last year. Net income available to common stockholders for the second quarter of fiscal 2022 was $6.4 million compared to $20.4 million for the same period last year. On an adjusted basis, net income available to common stockholders for the second quarter of fiscal 2022 was $23.0 million compared to $23.2 million for the same period last year.

Diluted EPS for the second quarter of fiscal 2022 was $0.25 per share compared to $0.82 per share for the same period last year. On an adjusted basis, diluted EPS was $0.89 per share for the second quarter of fiscal 2022 compared to $0.93 per share for the same period last year. Diluted EPS before the offering of common and preferred stock would have been an adjusted $0.92 per share for the second quarter of fiscal 2022 compared to $0.93 per share for the same period last year.

Backlog as of October 2, 2021 was $456.7 million compared to $403.0 million as of September 26, 2020 and $420.2 million as of July 3, 2021.

Dodge Acquisition

On November 1, 2021, the Company completed the acquisition of Dodge for $2.9 billion in cash, subject to certain purchase price adjustments. The acquisition was financed with approximately $1.1 billion of cash which included $605.7 million from the sale of common equity and $445.5 million from the sale of mandatorily convertible preferred stock (“MCPS”), $1.3 billion of senior debt and $500.0 million of unsecured debt.

Outlook for the Third Quarter Fiscal 2022

The Company expects net sales to be approximately $245.0 million to $255.0 million in the third quarter of fiscal 2022 including two months of Dodge, compared to $145.9 million last year, a growth rate of 68.0% to 74.8%.

Live Webcast

RBC Bearings Incorporated will host a webcast on Friday, November 12th at 11:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID #7460907. An audio replay of the call will be available from 1:00 p.m. ET November 12, 2021 until 1:00 p.m. ET November 19, 2021. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID #7460907. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, the COVID-19 pandemic, geopolitical factors, future levels of aerospace and general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Robert Sullivan

203-267-5014

Rsullivan@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 2,	September 26,	October 2,	September 26,
	2021	2020	2021	2020
Net sales	$160,900	$146,335	$317,105	$302,828
Cost of sales	98,436	89,739	190,868	186,779
Gross margin	62,464	56,596	126,237	116,049
Operating expenses:
Selling, general and administrative	29,674	26,023	59,476	52,852
Other, net	5,667	4,210	8,915	8,020
Total operating expenses	35,341	30,233	68,391	60,872
Operating income	27,123	26,363	57,846	55,177
Interest expense, net	15,770	343	16,089	768
Other non-operating (income)/expense	(291)	211	(756)	253
Income before income taxes	11,644	25,809	42,513	54,156
Provision for income taxes	4,715	5,388	9,585	11,046
Net income	6,929	20,421	32,928	43,110
Preferred stock dividends	510	-	510	-
Net income available to common stockholders	$6,419	$20,421	$32,418	$43,110

Net income per share available to common stockholders:
Basic	$0.25	$0.82	$1.28	$1.74
Diluted	$0.25	$0.82	$1.27	$1.73

Weighted average common shares:
Basic	25,500,393	24,823,658	25,260,728	24,793,245
Diluted	25,775,794	24,957,158	25,544,088	24,944,608

	Three Months Ended		Six Months Ended
	October 2,	September 26,	October 2,	September 26,
Reconciliation of Reported Gross Margin to Adjusted Gross Margin:	2021	2020	2021	2020
Reported gross margin	$62,464	$56,596	$126,237	$116,049
Restructuring and consolidation	929	1,994	929	1,994
Adjusted gross margin	$63,393	$58,590	$127,166	$118,043

	Three Months Ended		Six Months Ended
Reconciliation of Reported Operating Income to Adjusted	October 2,	September 26,	October 2,	September 26,
Operating Income:	2021	2020	2021	2020
Reported operating income	$27,123	$26,363	$57,846	$55,177
Acquisition costs	1,433	-	1,433	-
Restructuring and consolidation	1,987	3,514	2,544	4,633
Adjusted operating income	$30,543	$29,877	$61,823	$59,810

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Six Months Ended
Per Common Share to Adjusted Net Income and	October 2,	September 26,	October 2,	September 26,
Adjusted Net Income Per Common Share:	2021	2020	2021	2020
Reported net income	$6,929	$20,421	$32,928	$43,110
Acquisition and related financing costs (1)	13,049	-	13,049	-
Restructuring and consolidation (1)	1,534	2,780	2,003	3,676
Foreign exchange translation loss (1)	61	115	72	176
Discrete and other tax items benefit	1,952	(102)	1,792	(127)
Adjusted net income	$23,525	$23,214	$49,844	$46,835

Preferred stock dividends	510	-	510	-

Adjusted net income avilable to common stockholders	$23,015	$23,214	$49,334	$46,835

(1)	After tax impact. Tax rate of 22.8% applied in the three months ended October 2, 2021.

Adjusted net income per common share:
Basic	$0.90	$0.94	$1.95	$1.89
Diluted	$0.89	$0.93	$1.93	$1.88
Diluted - Pre-Offering	$0.92	$0.93	$1.96	$1.88

Weighted average common shares:
Basic	25,500,393	24,823,658	25,260,728	24,793,245
Diluted	25,775,794	24,957,158	25,544,088	24,944,608
Diluted - Pre-Offering (1)	25,434,586	24,957,158	25,373,484	24,944,608

(1)	Excludes the three- and six-month impact of the common stock and MCPS offerings of 341,208 and 170,604 weighted average shares, respectively.

	Three Months Ended		Six Months Ended
	October 2,	September 26,	October 2,	September 26,
Segment Data, Net External Sales:	2021	2020	2021	2020
Plain bearings segment	$74,079	$71,053	$147,400	$149,928
Roller bearings segment	27,309	21,579	52,556	44,479
Ball bearings segment	24,431	21,099	47,559	39,939
Engineered products segment	35,081	32,604	69,590	68,482
	$160,900	$146,335	$317,105	$302,828

	Three Months Ended		Six Months Ended
	October 2,	September 26,	October 2,	September 26,
Selected Financial Data:	2021	2020	2021	2020
Depreciation and amortization	$8,645	$8,437	$16,857	$16,833

Share-based stock compensation expense	6,224	5,231	11,996	10,669
Adjusted operating income plus depreciation/amortization plus share-based stock compensation expense	$45,412	$43,545	$90,676	$87,312

Cash provided by operating activities	$40,181	$26,120	$93,474	$74,479

Capital expenditures	$3,515	$2,133	$6,882	$6,008

Total debt			$7,605	$20,392

Cash on hand			$297,481	$166,352
Cash from equity offerings			1,051,130	-
Total cash			$1,348,611	$166,352

Repurchase of common stock			$6,356	$4,399

Backlog			$456,741	$402,958

	Three Months Ended		Six Months Ended
	October 2,	September 26,	October 2,	September 26,
Net External Sales by Channel (1)	2021	2020	2021	2020
Aerospace:
Commercial - OEM	$42,700	$46,285	$85,581	$101,745
Commercial - Aftermarket/Distribution	11,088	10,853	23,327	26,297
Defense	29,494	30,003	55,267	58,081
	83,282	87,141	164,175	186,123
Industrial:
OEM and Marine	53,660	40,232	104,390	79,600
Aftermarket/Distribution	23,958	18,962	48,540	37,105
	77,618	59,194	152,930	116,705
	$160,900	$146,335	$317,105	$302,828

(1)	End markets in each period presented are based on internal definitions and metrics considered by management and are periodically reviewed and updated when evaluating the performance of the business.